Exhibit 99.(b)(2)

AMENDMENT NO. 3

TO

AMENDED AND RESTATED BYLAWS

OF

THE GABELLI CONVERTIBLE AND INCOME SECURITIES FUND INC.

Effective: February 16, 2023

On February 16, 2023, the Board of Directors (the “Board”) of The Gabelli Convertible and Income Securities Fund Inc. (the “Corporation”), in accordance with the Corporation’s Amended and Restated Bylaws (the “Bylaws”), as amended, and the Maryland General Corporation Law (the “MGCL”), approved and adopted the following amendment to the Bylaws, to be effective immediately:

New Article V, Section 7., is hereby added to the Bylaws as follows:

ARTICLE V

Section 7. CONTROL SHARE ACQUISITION ACT. Pursuant to Section 3-702(c)(4) of the MGCL, the Board of Directors has adopted a resolution that the Corporation shall be subject to Title 3, Subtitle 7 of the MGCL (the “Maryland Control Share Acquisition Act” or the “Act”). Notwithstanding the Board of Directors’ election or any prior provision of these Bylaws to the contrary, (a) no holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Section 3-708 of the MGCL; (b) the Act shall not apply to the voting rights of any person acquiring (i) shares of any class or series of stock of the Corporation other than common stock or (ii) shares of stock of the Corporation in a control share acquisition (as defined in the Act) if, prior to the acquisition, the person obtains approval of the Board of Directors exempting the acquisition from the Act specifically, generally, or generally by type, which exemption may include the person and the person’s affiliates or associates or other persons; and (c) to the extent that any provisions of the Act are determined to be inconsistent with the Investment Company Act, then any such provisions shall not apply. This section may be amended or repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon effectiveness of such amendment or repeal, may, subject to any successor bylaw provision, apply to any subsequent control share acquisition.